                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant   [X]

Check the appropriate box:

[ ]   Preliminary Proxy Statement        [ ]     Confidential For Use of the
[X]   Definitive Proxy Statement                 Commission Only (as permitted
[ ]   Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]   Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12

                          BALDWIN PIANO & ORGAN COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                          BOLERO INVESTMENT GROUP, L.P.
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

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(2)     Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)     Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)     Total fee paid:

--------------------------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:

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(2)     Form, Schedule or Registration Statement no.:

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(3)     Filing Party:

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(4)     Date Filed:

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

                                 PROXY STATEMENT
                                       OF
                          BOLERO INVESTMENT GROUP, L.P.

                             -----------------------

                       ANNUAL MEETING OF THE STOCKHOLDERS
                                       OF
                          BALDWIN PIANO & ORGAN COMPANY

        This Proxy Statement and the Blue Proxy Card are furnished by Bolero Investment Group, L.P., a California limited partnership ("Bolero"), in connection with the solicitation by Bolero of proxies from the holders of Common Stock, par value $0.01 per share (the "Common Stock"), of Baldwin Piano & Organ Company, a Delaware corporation (the "Company" or "Baldwin"), to vote at a the Annual Meeting of the stockholders of the Company, including any adjournments or postponements thereof and any special meeting called in lieu thereof, (the "Annual Meeting") scheduled to be held at Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, Ohio, on the fifth floor in the Board Room, at 11:00 a.m. on Thursday, June 12, 1997, to nominate and elect to the Company's Board of Directors (the "Board") the five director nominees of Bolero (the "Bolero Nominees") named herein.

         BOLERO RECOMMENDS THAT YOU VOTE IN FAVOR OF THE BOLERO NOMINEES Stockholders of record of shares of Common Stock on April 16, 1997 (the
"Record Date") are entitled to vote at the Annual Meeting. It is anticipated that this proxy material will first be furnished to stockholders of the Company on or about May 22, 1997. On the Record Date, Bolero and Kenneth W. Pavia, Sr. ("Mr. Pavia"), Bolero's general partner, beneficially owned an aggregate of 279,460 shares (or approximately 8.2%) of the Common Stock. Bolero and Mr. Pavia intend to cause all of such shares to be voted FOR the Bolero Nominees. See "Voting Securities and Principal Holders Thereof."
        BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD YOU
WILL REVOKE ANY PREVIOUSLY DATED PROXY. ONLY YOUR LATEST-DATED
PROXY WILL COUNT AT THE MEETING.

        THIS SOLICITATION IS BEING MADE BY BOLERO AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

        YOUR VOTE IS EXTREMELY IMPORTANT. If you agree with Bolero's efforts, we ask for your support by immediately signing, dating and mailing the enclosed Blue proxy card.

        SHARES IN YOUR NAME. No matter how many shares you own, vote "FOR" the Bolero Nominees by signing, dating and mailing the enclosed Blue proxy card. Sign the Blue proxy card exactly as your name appears on the stock certificate regarding your shares.

        SHARES IN YOUR BROKER'S OR BANK'S NAME. If you own shares in the name of a brokerage firm, bank or other nominee, your broker, bank or other nominee cannot vote your shares for the Bolero Nominees unless it receives your specific instructions. Please sign, date and mail as soon as possible the enclosed Blue proxy card in the envelope that has been provided by your broker, bank or other nominee to be sure that your shares are voted, or contact the person responsible for your account and instruct that person to execute a Blue proxy card on your behalf.

        QUESTIONS AND ASSISTANCE. If you have not received a Blue proxy card or have any questions or need assistance in voting, please call:

                              Kenneth W. Pavia, Sr.
                                Ingraham Building
                           25 S.E. 2nd Ave., Suite 720
                              Miami, Florida 33131
                            (305) 371-5200 (collect)

PLEASE REMEMBER TO DATE YOUR PROXY CARD, AS ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING. IF YOU HAVE ANY DOUBTS AS TO WHETHER YOUR PROXY WILL BE RECEIVED IN TIME TO BE CAST AT THE ANNUAL MEETING, PLEASE CALL KENNETH PAVIA PROMPTLY.

                          REASONS FOR THE SOLICITATION

        Bolero believes that Baldwin is facing a variety of challenges and opportunities that Baldwin's management has not addressed, particularly with respect to increasing its earnings, sales and stock price. The Company's tradenames - Baldwin, Wurlitzer and Chickering - have worldwide name recognition, and the Company is a premier producer of mid-priced pianos and organs. As the sole piano maker in America, Baldwin faces mostly foreign competition in an era in which there is a movement in this country to "buy American." The finance company of Baldwin has been in existence for a century, and Bolero believes that it provides growth opportunities as an independent entity and as a sales tool for the Company. Yet despite all of these and other intrinsic strengths and opportunities, Bolero believes that the Company's stock has underperformed, and also believes that the current, laggard stock price does not reflect the Company's true value.

        For example, according to the stock performance graph contained in the Company's own Proxy Statement, from December 31, 1991 to December 31, 1996, a $100 investment in the Common Stock would have increased in value by 21.62% while a $100 investment in an industry "peer" group (consisting of 23 household furnishing companies within the Russell 2000 index selected by Baldwin) would have increased in value by 78.43% and a $100 investment in the Russell 2000 Index would have increased in value by 106.83%. Additionally, the price of the Common Stock on May 15, 1997 was $13.00 per share while the Company's book value per share on March 31, 1997 was approximately $16.50 per share. According to an article published in the Cincinnati Enquirer on September 14, 1996, even Baldwin's President and CEO, Karen Hendricks, said that "she cannot quarrel that the stock still is undervalued."(1) At that time, the Baldwin Common Stock was trading at $15 per share, compared with a May 15 closing price $13 per share!

        Mr. Pavia has outlined for the Board examples of issues which he believes Baldwin has failed to address in order to rectify its poor stock price performance. These issues and ideas include the underutilization of the Company's manufacturing facilities, the illiquidity of the Company's common stock, the need to improve the Company's investor relations efforts, potential opportunities to raise capital, alternative distribution systems for the Company's products, a possible restructuring of the Company's relationships with its dealers, a need to review the Company's long-term strategy with respect to its electronics contracting business, the size of the Company's corporate headquarters, the possible expansion of the finance division, decreasing revenue without decreasing expenses and whether management's compensation should be based more on Company performance. Many of these issues have not been addressed and continue to be opportunities for the Company, which Bolero believes that its Nominees intend to address.

        In an attempt to focus the Board and management on the need to enhance stockholder value, on September 13, 1996, Mr. Pavia proposed that the Board hire a nationally recognized investment banker to explore a possible sale, merger or business combination involving the Company. On December 19, 1996, Mr. Pavia formally requested the Company to include his proposal that the Board hire an investment banker to enhance stockholder value in the Company's 1997 Proxy Statement.

        On February 27, 1997, the Company announced that it had retained Lehman Brothers to, among other things, review strategic opportunities available to Baldwin, including acquisitions, mergers and strategic alliances. Based on its position that it has complied with the substance of the proposal, the Company has not included the proposal in the Company's 1997 Proxy Statement and Baldwin stockholders are not being asked to vote on that proposal at the Annual Meeting. Mr.

(1) The consent of the author, Leah Beth Ward, and publication was not sought or obtained.

Pavia has called on the Board to work promptly and effectively with Lehman Brothers to develop and implement a strategy that will increase stockholder value. According to its public announcements, the Company has implemented a strategic plan and has begun to take certain actions under that plan, including signing an agreement to dispose of its church organ division. When compared with the proposal, which called on the Board to seek advice on the sale of the Company and all alternatives to enhance stockholder value, Bolero would view the sale of a non-core business such as the church organ division by itself to be an inadequate response by the Board.

        Based on Bolero's perception of the opportunities and challenges confronting the Company as discussed above, Bolero believes that the stockholders would benefit from the election of five new independent directors to the Board. For example, the Company's net earnings and net sales have declined from $4.6 million and $120.7 million, respectively, in 1993 to $2.1 million and $115.0 million in 1996, and the Company's stock continues to trade below book value per share. For the quarter ended March 31, 1997, the Company reported as compared with the comparable quarter last year, flat revenues, a 9.5% decrease in gross profit and a 64% decrease in net earnings.

        Bolero believes that its nominees will bring a wealth of experience, specialized knowledge, enthusiasm and vigor that will be essential to Baldwin and is proposing them based on Bolero's reasoned belief that Baldwin would prosper under new Board leadership. The Bolero Nominees have not developed specific plans. The Bolero Nominees intend to formulate such plans after they have been elected and are able to assess the Company's business. At this point in time, the formulation of any such plans necessarily would be in a vacuum as the Company's management has refused to even meet with Bolero. The Bolero Nominees intend to use their broad experience to pursue a course of action which they believe will maximize the value of Baldwin for all stockholders, although there can be no assurance that the future actions of the Bolero Nominees will be successful in this regard. For example, with respect to the investment banker hired to help the Company explore alternatives to enhance shareholder value, the Baldwin Board hired an investment banker only after Mr. Pavia asked that the stockholders vote on the proposal. Bolero and Mr. Pavia believe that the Bolero Nominees, as new directors, will be receptive to change and plan to implement the spirit of the proposal, by directing Lehman Brothers to explore all alternatives to enhance shareholder values, including a possible sale, merger or other business combination involving the Company, as well as the other opportunities discussed above.


                    ELECTION OF BOLERO NOMINEES AS DIRECTORS

        Bolero is proposing that the stockholders of the Company elect the Bolero Nominees to the Board at the Annual Meeting. The Bolero Nominees named in the table below, each of whom has consented to serve as a director, if elected, would serve until the next annual meeting of stockholders and until his successor has been elected and qualified.

             NAME, AGE AND                            EMPLOYMENT HISTORY OR PRESENT PRINCIPAL
           BUSINESS ADDRESS                         OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
           ----------------                         -------------------------------------------
Governor John West (74) ...............         Governor West served as Governor of South Carolina
23-B Shelter Cove Lane, Suite 400,              from 1970 through 1976 and as Ambassador to
Hilton Head Island, South Carolina              Saudi Arabia from 1977 through 1981.  Governor West
29938                                           has been Distinguished Professor of Middle East
                                                Studies (part-time) since September 1981. He has
                                                also been of counsel to the law firm of Bethea,
                                                Jordan & Griffin since January 1993. He currently
                                                serves on the Board of Directors of Seibels Bruce
                                                Group, as Chairman of the Board, and of Donaldson,
                                                Lufkin & Jenrette Inc.

Mr. Edward McDonnell (61) .............         Mr. McDonnell has been the President of The
52 New Orleans Road,                            Premier Group, a family-owned private investment
Jade Building, Suite 202,                       company, since 1995.  From the mid-1980s until
Hilton Head Island, South Carolina              June 1995, Mr. McDonnell served as the President
29928                                           of Seagram's Spirits and Wine Group.  Mr.
                                                McDonnell has also served on the
                                                Board of Directors of Seagram's
                                                and as executive vice-president
                                                of the Pillsbury Company.

Mr. Peter Cooper (45) .................         Mr. Cooper has been self-employed at Cooper &
2010 Main St.,                                  Company, a private investment firm, for the past
Suite 1220,                                     five years.  Mr. Cooper is an attorney from New
Irvine, California 92714                        Zealand who previously served as Chief Executive
                                                Officer of L.D., Nathan & Co.,
                                                Limited, a leading brewery and
                                                soft drink company in Australia
                                                and Asia.

Mr. David Harmon (58) .................         Mr. Harmon has been the president and chief
21051 Warner Center Lane,                       executive officer of El Camino Resources, Ltd., a
Woodland Hills, California  91367               privately held equipment lessor, for the past five
                                                years.  El Camino Resources currently has
                                                subsidiaries, offices and strategic alliances in
                                                Europe, Latin America, the Pacific Rim and the Far
                                                East.

Dr. Robert Lippert (34) ...............         Mr. Lippert has served as Vice President of
1501 Lady Street                                Strategic Planning at Seibels Bruce Group, Inc., an
Columbia, South Carolina  29201                 insurance company, since May 1996.  From July
                                                1992 to May 1996, he served as
                                                an Assistant Professor of
                                                Finance at Rutgers University.
                                                From August 1988 to June 1992,
                                                he was a graduate student at the
                                                University of South Carolina.

        It is anticipated that each Bolero Nominee, upon election, will receive director's fees, consistent with the Company's past practice, for services as a director of the Company. According to the Company's Proxy Statement dated May 5, 1997 for the Annual Meeting (the "Company's 1997 Proxy Statement"), non-employee directors of the Company received $10,000 in 1996, payable in quarterly installments, and an additional $900 for each Board meeting and each committee meeting attended in person or by telephone. The Company's 1997 Proxy Statement also indicated that such directors were also reimbursed for all reasonable expenses incurred in connection with their services and received an annual grant of 2,000 non-qualified stock options having an exercise price equal to the market price of the Common Stock on the date of the grant. Annex I sets forth certain information with respect to the Common Stock owned by the Bolero Nominees.

        VOTE AND RECOMMENDATION. Directors are elected by vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. The five nominees receiving the greatest number of votes cast at the Annual Meeting upon the presence of a quorum will be elected as directors. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the Bolero Nominees named above. Although it is anticipated that each Bolero Nominee will be able to serve as a director, should any Bolero Nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by Bolero.

               BOLERO RECOMMENDS A VOTE "FOR" THE BOLERO NOMINEES.

          CERTAIN INFORMATION REGARDING BOLERO, THE BOLERO NOMINEES AND
                               OTHER PARTICIPANTS

        Bolero's principal business is investing in marketable securities. The principal business addresses of Bolero are Ingraham Building, 25 S.E. 2nd Avenue, Suite 720, Miami, Florida 33131 and 1101 E. Balboa Boulevard, Newport Beach, California 92661-1313. As of the Record Date, Bolero beneficially owned 217,460 shares of the Common Stock.

        Kenneth W. Pavia, Sr. is the sole general partner of Bolero. The principal business of Mr. Pavia (age 54) is to make and hold investments. As the sole general partner of Bolero, Mr. Pavia may be deemed to beneficially own the 217,460 shares of Common Stock owned by Bolero. In addition, Mr. Pavia is the founder, a director, sole executive officer and sole stockholder of FHI, Inc. ("FHI"), a corporation whose principal business is private investment banking. FHI owns 52,000 shares of Common Stock, which Mr. Pavia may be deemed to beneficially own. The principal business addresses of Mr. Pavia are Ingraham Building, 25 S.E. 2nd Avenue, Suite 720, Miami, Florida, 33131 and 1101 E. Balboa Boulevard, Newport Beach, California 92661-1313. Mr. Pavia has beneficially owned shares of Common Stock since August 2, 1994.

        Francisco G. Llaca, Jr. (age 30), in-house counsel for FHI, may also assist Bolero in the solicitation of proxies. The principal business address of Mr. Llaca is Ingraham Building, 25 S.E. 2nd Avenue, Suite 720, Miami, Florida 33131.

        Bolero, the Bolero Nominees, Mr. Pavia and Mr. Llaca are sometimes referred to herein as the "Participants" in this solicitation.

OWNERSHIP OF SHARES BY PARTICIPANTS AND CERTAIN OTHER PERSONS

        Bolero directly owns and is the beneficial owner of 217,460 shares of Common Stock. FHI directly owns and is the beneficial owner of 52,000 shares of Common Stock. Florence Partners, Inc. ("Florence Partners"), a corporation whose principal business is investing in marketable securities, directly owns and is the beneficial owner of 10,000 shares of Common Stock. Mr. Pavia, as the sole general partner of Bolero and as the founder, a director and the sole executive officer and stockholder of FHI, may be deemed to be the beneficial owner of shares of Common Stock held by Bolero and FHI. As the managing director of Florence Partners, Mr. Pavia may be deemed to be the beneficial owner of the Common Stock held by Florence Partners. Charles Powers ("Mr. Powers"), whose principal business is to make and hold investments, as the sole director, executive officer and stockholder of Florence Partners, may be deemed to be the beneficial owner of 10,000 shares of Common Stock. Mr. Powers is a limited partner of Bolero. As a limited partner of Bolero, Mr. Powers has no right to vote or dispose of any shares of Common Stock held by Bolero, and therefore does not beneficially own any shares held by Bolero. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Bolero, Mr. Pavia, FHI, Florence Partners and Mr. Powers may be deemed to be a "group." By reason of the provisions of Rule 13d-5 under the Exchange Act, the group consisting of these persons may be deemed to own all shares of Common Stock beneficially owned by Bolero, Mr. Pavia, FHI, Florence Partners and Mr. Powers. Mr. Powers and Florence Partners do not affirm the existence of such a group and disclaim beneficial ownership of shares of Common Stock beneficially owned by Bolero, Mr. Pavia and FHI.

        Except as set forth in this Proxy Statement, none of Bolero, Mr. Pavia, the Bolero Nominees or any other Participant, or any associate of the foregoing, directly or indirectly owns any securities of the Company or any subsidiary of the Company, beneficially or of record, has the right to acquire beneficial ownership within 60 days or has purchased or sold such securities within the past two years.

CERTAIN INFORMATION REGARDING PARTICIPANTS AND CERTAIN OTHER PERSONS

        To the knowledge of Bolero, except as set forth in this Proxy Statement, none of Bolero, Mr. Pavia, the Bolero Nominees or any other Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting, except for the election of directors.

        During the past 10 years, none of Bolero, Mr. Pavia, the Bolero Nominees or any other Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

        No part of the purchase price of any of the shares of Common Stock beneficially owned by any of Bolero, Mr. Pavia, the Bolero Nominees or any other Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. From time to time, Balboa acquired shares with funds provided by borrowings under standard broker margin arrangements which have been repaid.

        None of Bolero, Mr. Pavia, the Bolero Nominees or any other Participant is, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, except that (i) Governor West is a limited partner and Mr. Pavia is a limited partner and general partner of Bolero and (ii) Mr. Pavia has an agreement with Florence Partners pursuant to which Mr. Pavia has the authority to perform all acts necessary to carry out the purposes and business of Florence Partners. Pursuant to the terms of the Bolero Limited Partnership Agreement dated as of May 13, 1996, Mr. Pavia has the authority to perform all acts necessary to carry out the purposes and business of Bolero pursuant to the Partnership Agreement. As general partner of Bolero, Mr. Pavia has a 12.5% interest in the profits of Bolero. Mr. Pavia also will receive 12.5% of the profits from Florence Partners' investment in the Company. Florence Partners is the beneficial owner of 10,000 shares of Common Stock.

        None of Bolero, Mr. Pavia, the Bolero Nominees or any other Participant, or any associate of the foregoing, has any arrangement or understanding with any person (A) with respect to any future employment by the Company or its affiliates or (B) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

        There are no pending legal proceedings in which any of the Bolero Nominees or any of their associates is a party adverse to the Company or any of its affiliates or in which any of the Bolero Nominees or any of their associates has an interest adverse to the Company or any of its affiliates.

        None of the Bolero Nominees holds any position or office with the Company or any parent, subsidiary or affiliate of the Company, and none has ever served as a director of the Company or any parent, subsidiary or affiliate of the Company.

        None of the Bolero Nominees has any family relationship, by blood, marriage or adoption, to any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. During the last three fiscal years, no compensation was awarded to, earned by, or paid to any of the Bolero Nominees by any person for any services rendered in any capacity to the Company or its subsidiaries.

              BENEFICIAL OWNERSHIP OF SHARES BY THE BOLERO NOMINEES

        The following table sets forth the ownership of the Common Stock as of the Record Date by each of the Bolero Nominees. Unless otherwise indicated, such persons have sole voting and investment power with respect to such shares, and all such shares were owned beneficially by the person indicated.


                                       Amount of
                                       Beneficial                 Percent
Name                                   Ownership                of Class(1)
-------------------------------    ------------------     ----------------------
John West(2)                                    0                   0

Edward McDonnell                                0                   0

Peter Cooper(3)                            11,500                   *

David Harmon                                    0                   0

Robert Lippert                                  0                   0

-------------
*       Less than 1% of the outstanding Common Stock.

(1) Based on the Common Stock shown as outstanding as of the Record Date, in the Company's 1997 Proxy Statement.

(2) Governor West is a limited partner of Bolero but disclaims beneficial ownership of shares of Common Stock owned by Bolero.

(3) Mr. Cooper may be deemed to beneficially own 11,500 shares of Common Stock held by Willowbrook Investments, L.P., the general partner of which, Aeneas Investments, LLC, is a company controlled by Mr. Cooper. The address of Willowbrook Investments and Aeneas Investments is 2010 Main Street, Suite 1220, Irvine, California 92714.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The shares of Common Stock constitute the only class of outstanding voting securities of the Company. Accordingly, only holders of Common Stock are entitled to vote at the Annual Meeting or execute proxies in connection therewith. The Company stated in the Company's 1997 Proxy Statement that as of the Record Date, there were 3,425,396 shares of Common Stock outstanding. Each share of Common Stock entitles its record holder to one vote. Stockholders of the Company do not have cumulative voting rights.

        The following table sets forth, as of the Record Date, the name of each person who owned beneficially more than 5% of the shares of Common Stock outstanding at such date, the number of shares owned by each such person, the percentage of the outstanding shares represented thereby and certain information with respect to such person. The information below (except with respect to Bolero and footnote (6)) is based on information reported by the Company in the Company's 1997 Proxy Statement.

                                                              AMOUNT AND
                                                              NATURE OF       PERCENTAGE
                   NAME AND ADDRESS                           BENEFICIAL          OF
                OF BENEFICIAL OWNER(1)                        OWNERSHIP         CLASS
                ----------------------                        ---------         -----
Heartland Advisors, Inc...............................       850,400(2)         24.8%

R. S. Harrison........................................       361,267(3)         10.5%

State of Wisconsin Investment Board...................       300,000(4)          8.8%

David L. Babson & Company, Inc........................       292,900(5)          8.6%

Kenneth W. Pavia, Sr..................................       279,460(6)          8.2%

Bolero Investment Group, L.P..........................       217,460(6)          6.3%

SoGen International Fund, Inc.........................       215,000(7)          6.3%

Dimensional Fund Advisors Inc.........................       191,100(8)          5.6%

  ---------------------
(1) Based upon the Schedule 13D's and Schedule 13G's filed with the Securities and Exchange Commission (the "Commission") by the named stockholders: the address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee Wisconsin 53202; the address of R.S. Harrison is 4040 Mt. Carmel Road, Cincinnati, Ohio 45244; the address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707; the address of David L. Babson & Company, Inc. is One Memorial Drive, Cambridge, Massachusetts 02142; the address of Bolero Investment Group, L.P. is 1101 E. Balboa Boulevard, Newport Beach, California 92661; the address of SoGen International Fund, Inc. is 1221 Avenue of the America, 8th Floor, New York, New York 10020; and the address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(2) Pursuant to Amendment No. 5 to Schedule 13G dated February 12, 1997, Heartland Advisors, Inc., stated that it is a registered investment adviser that may be deemed the beneficial owner of 850,400 shares of Common Stock. Heartland Advisors, Inc. has sole dispositive power over all 850,400 shares and sole voting power of 736,300 shares.

(3) Pursuant to Amendment No. 9 to Schedule 13G dated February 13, 1997, Mr. Harrison stated that he directly owns 260,255 shares. Mr. Harrison is also deemed to be a beneficial owner of 101,012 shares of Common Stock held under four trusts for the benefit of his four adult children.

(4) Pursuant to Schedule 13G's provided to the Company, State of Wisconsin Investment Board stated that it is a governmental agency which manages public pension funds and that it may be deemed the beneficial owner of 300,000 shares of Common Stock. State of Wisconsin Investment Board has sole dispositive power and sole voting power over all 300,000 shares.

(5) Pursuant to Amendment No. 6 to Schedule 13G dated February 7, 1997, David L. Babson & Company, Inc. stated that it is a registered investment adviser that may be deemed the beneficial owner of 292,900 shares of Common Stock. David L. Babson & Company, Inc. has sole dispositive power over all 292,900 shares, sole voting power over 179,900 shares and shared voting power over 113,000 shares.

(6) Bolero directly owns and is the beneficial owner of 217,460 shares of Common Stock. FHI directly owns and is the beneficial owner of 52,000 shares of Common Stock. Florence Partners directly owns and is the beneficial owner of 10,000 shares of Common Stock. Mr. Pavia, as the sole general partner of Bolero and as the founder, a director and the sole executive officer and stockholder of FHI, may be deemed to be the beneficial owner of shares of Common Stock held by Bolero and FHI. As the managing director of Florence Partners, Mr. Pavia may be deemed to beneficially own the Common Stock held by Florence Partners. Mr. Powers, as the sole director, executive officer and stockholder of Florence Partners, may be deemed to be the beneficial owner of 10,000 shares of Common Stock. Mr. Powers is a limited partner of Bolero. As a limited partner of Bolero, Mr. Powers has no right to vote or dispose of any shares of Common stock held by Bolero, and therefore does not beneficially own any shares held by Bolero. By reason of the provisions of Rule 13d-3 under the Exchange Act, Bolero, Mr. Pavia, FHI, Florence Partners and Mr. Powers may be deemed to be a "group." By reason of the provisions of Rule 13d-5 under the Exchange Act, the group consisting of these persons may be deemed to own all shares of Common Stock beneficially owned by Bolero, Mr. Pavia, FHI, Florence Partners and Mr. Powers. Mr. Powers and Florence Partners do not affirm the existence of such a group and disclaim beneficial ownership of shares of Common Stock beneficially owned by Bolero, Mr. Pavia and FHI.

(7) Pursuant to Schedule 13G's provided to the Company, SoGen International Fund, Inc., stated that it is a registered investment company and that, with its investment adviser Societe Generale Asset Management Corp., it is the beneficial owner of 215,000 shares of Common Stock. SoGen International and its investment adviser share voting and dispositive power over all 215,000 shares.

(8) Pursuant to Amendment No. 2 to Schedule 13G dated February 5, 1997, Dimensional Fund Advisors Inc. stated that it is a registered investment adviser that may be deemed the beneficial owner of 191,100 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open- end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional Fund Advisors Inc. has sole dispositive power over all 191,100 shares and sole voting power over 124,600 shares. DFA Investment Dimensions Group Inc. has voting power over an additional 38,200 shares and DFA Investment Trust Company has voting power over the remaining 28,300 shares.

                     SHARES HELD BY THE COMPANY'S DIRECTORS
                             AND EXECUTIVE OFFICERS

        Based upon Bolero's review of the Company's 1997 Proxy Statement, to Bolero's knowledge, the directors and five most highly compensated executive officers of the Company (and the directors and executive officers as a group) beneficially owned as of the Record Date, the following amounts of the outstanding shares of Common Stock:


                                                              AMOUNT AND
                                                              NATURE OF        PERCENTAGE
                       NAME OF                                BENEFICIAL           OF
                   BENEFICIAL OWNER                           OWNERSHIP          CLASS
                   ----------------                           ---------          -----
CURRENT DIRECTORS AND NOMINEES

   Karen L. Hendricks.................................       125,000(1)(2)       3.6%
   Joseph H. Head, Jr.................................        30,000(2)           .9%
   Roger L. Howe......................................        23,000(2)           .7%
   George E. Castrucci................................        22,000(2)           .6%
   William B. Connell.................................         5,000(2)           .1%

EXECUTIVE OFFICERS

   R.S. Harrison......................................       361,267(3)         10.5%
   Stephen P. Brock...................................        22,000(1)           .6%
   George C. Huebner..................................        21,000(1)           .6%
   Larry D. Thompson..................................        15,000(1)           .4%
   All executive officers and directors
     as a group (10 persons)..........................       280,500(1)(2)(3)    8.2%

  ---------------------
(1) Includes shares owned beneficially subject to the holder's right to exercise outstanding incentive stock options: 10,000 shares for Ms. Hendricks, 20,000 shares for Mr. Brock, 19,000 shares for Mr. Huebner, 13,000 shares for Mr. Thompson, and 17,500 shares in the aggregate for the Company's other executive officers.

(2) Includes shares owned beneficially subject to the holder's right to exercise outstanding non-qualified stock options: 100,000 shares for Ms. Hendricks, 20,000 shares for each of Messrs. Head and Castrucci, 8,000 shares for Mr. Howe, 4,000 shares for Mr. Connell, and 2,000 shares for each of Messrs. Brock, Huebner and Thompson.

(3) Mr. Harrison retired as a director and executive officer of the Company in January 1997, but is a named executive for purposes of the Company's 1997 Proxy Statement based on his 1996 compensation. Accordingly, the Company did not include the shares owned by Mr. Harrison in the aggregate number of shares owned by current executive officers and directors of the Company as of the Record Date.

                       INFORMATION CONCERNING THE COMPANY

        The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material concerning the

Company can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                             SOLICITATION OF PROXIES

        Solicitation of proxies may be made by Bolero, Mr. Pavia or Mr. Llaca. Proxies will be solicited by mail, advertisement, telephone or telecopier and in person. No such persons will receive additional compensation for such solicitation.

        Banks, brokers, custodians, nominees and fiduciaries may be requested to forward solicitation material to beneficial owners of the shares of Common Stock. Bolero will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners on behalf of Bolero.

        The cost of the solicitation of proxies with respect to the Bolero Nominees will be borne by Bolero. Costs related to the solicitation of proxies with respect to the election of the Bolero Nominees include expenditures for attorneys, accountants, financial advisers, proxy solicitors, public relations advisers, printing, advertising, postage, litigation and related expenses and filing fees and are expected to aggregate approximately $125,000. To date, Bolero has spent approximately $40,000 of such total estimated expenditures.

        Bolero reserves the right, though no final determination has been made, to seek reimbursement from the Company for the costs incurred in connection with this proxy solicitation. Such request for reimbursement will not be submitted to a vote of the Company's stockholders.

                                PROXY PROCEDURES

        Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Bolero Nominees. A proxy executed by a holder of shares may be revoked at any time before its exercise by sending a written revocation (as provided below), by submitting another properly executed proxy with a later date prior to the time of the Annual Meeting or by giving notice of revocation at the Annual Meeting. The mere presence of any stockholder at the Annual Meeting will not operate to revoke his or her proxy. The revocation may be delivered to Mr. Pavia at Ingraham Building, 25 S.E. 2nd Ave., Suite 720, Miami, Florida 33131 or the Company at 422 Wards Corner Road, Loveland, Ohio 45140 or at any other address provided by the Company. Although a revocation or a later dated proxy delivered to the Company but not to Bolero will be effective, Bolero requests that if a revocation or a later dated proxy is delivered only to the Company, a photostatic copy of the revocation or later dated proxy also be delivered to Bolero (FAX # 305-371-5226) so that it will be aware of such revocation or later dated proxy. All revocations received by Bolero will be delivered by it to the Company, but will be effective only upon their receipt by the Company. Bolero intends to deliver any such revocations to the Company immediately prior to the convening of the Annual Meeting. Stockholders who have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify Bolero prior to the time of the Annual Meeting, although they are not required to do so.

        IF YOU WISH TO VOTE FOR THE ELECTION OF THE BOLERO NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR FAX BOTH SIDES OF THE ENCLOSED BLUE PROXY CARD TO BOLERO AT 305-371-5226. BOLERO RECOMMENDS THAT YOU VOTE "FOR" THE BOLERO NOMINEES.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

        According to the Company's 1997 Proxy Statement, any stockholder proposal intended for inclusion in the proxy material for the 1998 Annual Meeting must be received in writing by the Company on or before January 5, 1998. The inclusion of any proposal will be subject to applicable rules of the Commission.

              OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

        APPOINTMENT OF AUDITORS

        According to the Company's 1997 Proxy Statement, the Company is seeking to obtain stockholder ratification of the appointment of KPMG Peat Marwick LLP ("KPMG") as the independent auditors of the Company for the fiscal year ending December 31, 1997. Bolero is not making any recommendation on this proposal. The appointment of KPMG requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting, assuming a quorum is present.

        Bolero's Blue Proxy Card contains spaces that allow each stockholder to vote on the Bolero Nominees and the appointment of KPMG as separate issues. Therefore, it is possible for a stockholder to vote "FOR" the Bolero Nominees on Bolero's Blue Proxy Card and also vote on the appointment of KPMG. It will not be necessary to vote on management's form of proxy in order to vote on the appointment of KPMG. If no marking is made on the Blue Proxy Card, you will be deemed to have given a direction to abstain from voting with respect to the appointment of KPMG.

        OTHER PROPOSALS

        Bolero is also seeking proxies allowing it to vote for a motion, if any, made by or on behalf of Mr. Pavia or Bolero to adjourn or postpone the Annual Meeting to solicit additional votes. Except as set forth above, Bolero is not aware of any matter to be considered by the Company's stockholders at the Annual Meeting. However, if any other matters come before the Annual Meeting, including any motion by the Company to adjourn the Annual Meeting prior to the taking of a vote on the election of directors or on the other matters set forth in this Proxy Statement, the proxies will vote in their discretion all shares covered by Blue proxy cards with respect to such matters unless such discretionary authority has been specifically withheld.

                               COMPANY INFORMATION

        Except as otherwise noted herein, the information concerning the Company contained in this Proxy Statement has been taken from or is based upon documents and records on file with the Commission and other publicly available information. Although Bolero does not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, Bolero does not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of any such information.

        Only holders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. Accordingly, it is important that you vote the shares held by you on the Record Date or grant a proxy to vote such shares even if you have sold such shares after such date.

        If your shares are held in the name of a brokerage firm, bank, custodian, fiduciary or other nominee on the Record Date, only it can vote your shares, and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and give instructions for your shares to be voted.

                                       BOLERO INVESTMENT GROUP, L.P.

Dated:  May 22, 1997

                                     ANNEX I

                     SHARES HELD BY BOLERO, MR. PAVIA, FHI,
                  THE BOLERO NOMINEES AND CERTAIN OTHER PERSONS

        Within the past two years, Bolero, Mr. Pavia, FHI, the Bolero Nominees and certain other persons named in this Proxy Statement have engaged in the following transactions in securities of the Company. In each such transaction, the securities acquired or disposed of consisted of shares of the Common Stock. Except as otherwise indicated below, all transactions were effected on the Nasdaq National Market.

                                                  NUMBER OF SHARES     NUMBER OF SHARES
ACQUIROR                        TRANSACTION DATE      ACQUIRED           DISPOSED OF         PRICE PER SHARE
--------                        ----------------      --------           -----------         ---------------
Bolero Investment Group, L.P. (8)   05/13/96            2,500                                     $13.35
                                    05/20/96            1,500                                     $13.60
                                    05/21/96           48,100 (1)                                    N/A
                                    05/22/96            1,000                                     $15.15
                                    05/24/96            1,000                                     $14.15
                                    05/24/96            5,000                                     $14.35
                                    05/28/96            5,000 (1)                                    N/A
                                    05/30/96           10,000 (2)                                    N/A
                                    05/31/96              400                                     $14.77
                                    06/14/96              500                                     $14.75
                                    06/14/96           16,000                                     $15.00
                                    06/28/96           10,000 (1)                                    N/A
                                    07/08/96           11,000                                     $15.10
                                    07/12/96            1,060                                     $14.75
                                    07/16/96            2,000                                     $15.00
                                    07/17/96           10,000                                     $15.50
                                    07/19/96            3,000 (1)                                    N/A
                                    07/22/96            2,000                                     $15.50
                                    07/25/96            1,500                                     $15.25
                                    08/02/96            3,000                                     $15.50
                                    08/19/96            1,500                                     $15.00
                                    08/22/96            2,000                                     $15.00
                                    09/04/96            3,000                                     $15.25
                                    09/13/96            5,000                                     $15.25
                                    09/20/96            5,500                                     $15.75
                                    10/02/96            3,000                                     $16.00
                                    10/04/96            2,000                                     $16.10
                                    10/07/96            2,000                                     $15.75
                                    10/21/96            2,000                                     $15.25
                                    11/05/96            1,000                                     $13.00
                                    11/13/96            2,000                                     $13.25
                                    11/15/96            2,000                                     $13.25
                                    11/18/96            2,500                                     $13.00
                                    11/25/96            1,500                                    $13.297
                                    12/06/96            1,000                                     $12.75
                                    12/11/96            4,000                                     $12.00
                                    12/12/96            2,000                                     $11.60
                                    12/16/96            2,000                                     $11.00
                                    12/16/96            3,000                                    $11.625
                                    12/23/96            2,000                                     $11.25
                                    12/26/96            5,000                                     $11.13
                                    01/02/97            2,000                                     $11.50
                                    01/07/97           12,500                                     $11.75
                                    02/04/97              500                                     $12.81
                                    02/06/97            2,000                                     $12.50
                                    02/10/97              400                                     $12.63
Kenneth W. Pavia, Sr. (8)           05/30/96                          10,000 (3)                     N/A

                                                         NUMBER OF SHARES   NUMBER OF SHARES
ACQUIROR                               TRANSACTION DATE      ACQUIRED           DISPOSED OF      PRICE PER SHARE
--------                               ----------------      --------           -----------      ---------------
Balboa Investment Group, L.P. (4)(8)        07/11/95            1,000                               $13.75
                                            09/18/95            2,000                               $12.25
                                            12/15/95            1,000                               $12.00
                                            03/21/96            1,600                               $13.25
                                            04/25/96            2,000                               $13.60
                                            04/30/96            2,000                               $13.60
                                            05/21/96                          38,100 (4)               N/A

FHI, Inc. (6)(8)                            09/18/95            2,000                               $12.25
                                            09/27/95            1,000                               $12.25
                                            04/01/96            2,000                               $13.60

Governor John West                          03/15/96            1,000                               $14.50
                                            03/21/96            1,000                               $14.50
                                            03/28/96            3,000                              $13.875
                                            03/29/96            4,000                               $14.00
                                            04/19/96            1,000                               $14.25
                                            06/28/96                            10,000 (6)             N/A

Mr. Peter Cooper                            07/22/96       11,500 (7)                               $15.25

(1) Such shares were acquired through a capital contribution by a limited partner.

(2) Such shares were acquired through a capital contribution by Mr. Pavia, as sole general partner of Bolero.

(3) Contributed to Bolero. Mr. Pavia has beneficially owned shares of Common Stock since August 2, 1994.

(4) As the sole general partner of Balboa Investment Group, L.P. ("Balboa"), Mr. Pavia may be deemed to have beneficially owned the shares held by Balboa. Balboa transferred these shares to Bolero in exchange for a limited partnership interest.

(5) As the founder, a director and the sole executive officer and stockholder of FHI, Mr. Pavia may be deemed to beneficially own the shares held by FHI.

(6) Mr. West transferred these shares to Bolero in exchange for a limited partnership interest. Mr. West disclaims beneficial ownership of shares owned by Bolero.

(7) Such shares were acquired by Willowbrook Investments, L.P., the general partner of which is Aeneas Investments, LLC, which is controlled by Mr. Cooper.

(8) Florence Partners directly owns and is the beneficial owner of 10,000 shares of Common Stock. Mr. Powers, as the sole director, executive officer and stockholder of Florence Partners may be deemed to be the beneficial owner of 10,000 shares of Common Stock. Mr. Powers is a limited partner of Bolero. As a limited partner of Bolero, Mr. Powers has no right to vote or dispose of any shares of Common Stock held by Bolero, and therefore does not beneficially own any shares held by Bolero. By reason of the provisions of Rule 13d-3 under the Exchange Act, Bolero, Mr. Pavia, FHI, Florence Partners and Mr. Powers may be deemed to be a "group." By reason of the provisions of Rule 13d-5 under the Exchange Act, the group consisting of these persons may be deemed to own all shares of Common Stock beneficially owned by Bolero, Mr. Pavia, FHI, Florence Partners and Mr. Powers. Mr. Powers and Florence Partners do not affirm the existence of such a group and disclaim beneficial ownership of shares of Common Stock beneficially owned by Bolero, Mr. Pavia and FHI.

                                 BLUE PROXY CARD

                        ANNUAL MEETING OF STOCKHOLDERS OF
           BALDWIN PIANO & ORGAN COMPANY TO BE HELD ON JUNE 12, 1997
                TO VOTE FOR THE DIRECTOR NOMINEES SET FORTH BELOW

            THIS PROXY IS SOLICITED BY BOLERO INVESTMENT GROUP, L.P.

The undersigned hereby appoints Kenneth W. Pavia, Sr. and Francisco G. Llaca, Jr., and each of them, each with full power of substitution, as proxy of the undersigned, to attend the Annual Meeting of the stockholders of Baldwin Piano & Organ Company (the "Company") to be held at Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, Ohio, on the fifth floor in the Board Room, on June 12, 1997, commencing at 11:00 a.m., and at any and all adjournments or postponements thereof and any special meeting called in lieu thereof, and to vote all Common Stock of the Company, as designated on the reverse side of this proxy, with all powers the undersigned would possess if personally present at the meeting.

This Proxy will be voted or withheld from being voted in accordance with the instructions specified. IF NO CHOICE IS SPECIFIED, THE PROXY WILL CONFER DISCRETIONARY AUTHORITY AND WILL BE VOTED FOR THE BOLERO NOMINEES LISTED BELOW, ABSTAIN WITH RESPECT TO THE RATIFICATION OF AUDITORS AND YES WITH RESPECT TO BOLERO'S VOTING FOR A MOTION TO ADJOURN OR POSTPONE THE ANNUAL MEETING. This Proxy confers authority for each of the aforementioned persons to vote in his or her discretion with respect to amendments or variations to the matters identified in the notice of meeting accompanying this Proxy and other matters which may properly come before this meeting.

                   (Please mark an "X" in the appropriate box)

                    BOLERO INVESTMENT GROUP, L.P. RECOMMENDS
                   A VOTE FOR THE FOLLOWING DIRECTOR NOMINEES

1. ELECTION OF DIRECTORS. The following persons are hereby elected as directors of the Company, each to serve until his successor is duly elected and qualified:

        Governor John West, Mr. Edward McDonnell, Mr. Peter Cooper, Mr. David Harmon and Dr. Robert Lippert.

        [ ] FOR ALL NOMINEES LISTED ABOVE   [ ] WITHHOLD AUTHORITY TO
        (EXCEPT AS MARKED TO THE CONTRARY   VOTE FOR ALL NOMINEES LISTED
                     BELOW)                           ABOVE


        INSTRUCTIONS. To withhold authority to vote for the election of any candidate(s), write the name(s) of such candidate(s) in the following space.

Bolero Investment Group, L.P. makes no recommendation on the following proposal.

        2.      RATIFICATION OF AUDITORS

                [ ]For        [ ]Against            [ ]Abstain

                the ratification of the appointment of KPMG Peat Marwick LLP as auditors for Baldwin Piano & Organ Company for the fiscal year ending December 31, 1997.

           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

        3. TO VOTE FOR A MOTION, IF ANY, MADE BY OR ON BEHALF OF MR. PAVIA OR BOLERO TO ADJOURN OR POSTPONE THE ANNUAL MEETING FOR THE SOLICITATION OF ADDITIONAL VOTES.
                [ ] YES       [ ] NO

        4. IN THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of the Company's common stock held by the undersigned, and hereby ratifies and confirms all actions the herein named proxies, their substitutes, or any of them may lawfully take by virtue hereof.

Please date this Proxy and sign it exactly as your name or names appear on your stock certificates or on a label affixed thereto. When shares are held jointly, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized officer. If shares are held by a partnership, please sign in partnership name by an authorized person.

Dated:
      ----------------------------------------

----------------------------------------------
Signature

----------------------------------------------
Signature, if held jointly

----------------------------------------------
Title of Authority

             IN ORDER FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.
               PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY TO
                  KENNETH W. PAVIA, SR., INGRAHAM BUILDING, 25
                 S.E. 2ND AVE., SUITE 720, MIAMI, FLORIDA 33131.